Exhibit 10.1 Asset Purchase Agreement dated July 25, 2012 between Premier Holding Corp. and Active ES Lighting Controls, Inc.

ASSET PURCHASE AGREEMENT

by and between

PREMIER HOLDING CORP.

A Nevada corporation

And

ACTIVE ES LIGHTING CONTROLS, INC.

A California corporation

Effective: July 25, 2012

TABLE OF CONTENTS

Page

1. Definitions 1

2. The Transaction. 1

(a) Purchase and Sale of Assets 1

(b) Assumption of Liabilities 1

(c) Consideration for the Acquired Assets 1

(d) Other Covenants of Buyer 1

3. The Closing 2

(a) Deliveries at Closing 2

(b) Conditions to Closing of Buyer 3

(c) Conditions to Closing of Seller 4

4. Representations and Warranties of Seller and the Shareholders 4

(a) Organization of Seller 4

(b) Authorization of Transaction 4

(c) Noncontravention 4

(d) No Restrictions 5

(e) The Acquired Assets 5

(f) Events Subsequent to Completion of Due Diligence 6

(g) Legal Compliance 6

(h) Litigation 6

(i) Own Account 6

(j) Seller Status 6

(k) Experience of Seller 6

(l) General Solicitation 7

(m) Certain Transactions and Confidentiality 7

(n) Speculative Nature of Investment 7

(o) Disclosure 7

5. Representations and Warranties of Buyer 7

(a) Organization of Buyer 7

(b) Authorization of Transaction 7

(c) Noncontravention 8

6. Additional Covenants and Agreements 8

    (a) Pre-Closing 8

    (b) Bulk Sale Compliance 8

    (c) Termination of Reseller Agreements 8

    (d) Further Assurance 9

    (e) Press Release and Public Announcements 9

    (f) Transaction Expenses 9

    (g) Transfer Taxes 9

    (h) Confidentiality 9

    (i) Noncompetition 10

     (j) Covenant Not to Use Names 10

    (k) Covenants Regarding the Shares 10

7. Indemnification 11

(a) Survival of Representations, Warranties, Covenants and Agreements 12

(b) Indemnification by Seller and the Shareholders 12

(c) Indemnification by Buyer 12

(d) Special Definitions 12

(e) Limitations 12

(f) Procedures for Third-Party Claims 13

(g) Procedures for Inter-Party Claims 13

(h) Payment of Damages 14

(i) Other Indemnification Provisions 14

8. Reserved 14

9. Miscellaneous 15

(a) No Third-Party Beneficiaries 15

(b) Remedies 15

(c) Entire Agreement 15

(d) Successors and Assignment 15

(e) Counterparts 15

(f) Notices 15

(g) Governing Law 16

(h) Amendments and Waivers 16

(i) Severability 16

(j) Incorporation of Schedules and Exhibits 16

(k) Construction 16

Schedule 1 – Definitions

Schedule 2(a) – Acquired Assets

Schedule 2(b) – Assumed Liabilities

Schedule 2(d)(i) – Earn-Out Calculations

Schedule 2(e) – The Seiler Inventory and Pricing

Exhibit A – Form of Consulting Agreement

Exhibit B – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignment Agreement

Exhibit D – Form of Domain Name Assignment

Disclosure Schedule

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of July 25, 2012, by and between Premier Holding Corp., a Nevada corporation (“Buyer”), on the one hand, and Active ES Lighting Controls, Inc., a California corporation (“Seller”), and the undersigned shareholders of Seller (each a “Shareholder” and collectively the “Shareholders”), on the other hand. Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets (and assume certain of the liabilities) of Seller’s lighting controls business in exchange for the consideration and other covenants set forth herein (the “Transaction”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.                  Definitions. See Schedule 1 attached hereto for definitions of terms not defined elsewhere in this Agreement.

2.                  The Transaction.

(a)                Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall, on the Closing Date (as hereinafter defined), purchase from Seller, and Seller shall sell, convey, transfer and deliver to Buyer, all right, title and interest in and to the Acquired Assets (as defined in Schedule 2(a)), free and clear of any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever.

(b)                Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall, as of the Closing Date, assume and become responsible for the Assumed Liabilities (as defined in Schedule 2(b)). Buyer shall not assume any responsibility whatsoever with respect to any other obligation or liability of Seller not included within the Assumed Liabilities.

(c)                Consideration for the Acquired Assets. As consideration for the Acquired Assets, Buyer agrees to pay Seller as follows (the “Consideration”):

(i)                  At Closing (as hereinafter defined), Buyer agrees to pay Seller the following:

(A)              Thirty Thousand Dollars ($30,000) in cash (the “Closing Cash Consideration”); and

(B)              750,000 shares of Buyer’s common stock (the “Share Consideration”), par value $0.0001 per share (the “Common Stock”).

(ii)                Subsequent to the Closing, Buyer agrees to pay Seller the following:

(A)              Fifteen Thousand Dollars ($15,000) in cash on or before December 31, 2012 (the “Post-Closing Cash Consideration”);

(d)                Other Covenants of Buyer. In addition to the foregoing, Buyer agrees:

(i)                  To pay Seller the Earn-Out as described in Schedule 2(d)(i);

(ii)                To enter, on the Closing Date, into a consulting agreement with Larry Young in the form of Exhibit A attached hereto (the “Consulting Agreement”); and

(iii)               That during the 12 months immediately following the date on which the Share Consideration may first be sold without volume or manner of sale restrictions pursuant to Rule 144 (the “Contingent Period”), Seller may be issued up to 875,000 shares of Common Stock as follows (the “Contingent Share Consideration,” and collectively with the Share Consideration, the “Shares”):

(A)              175,000 shares of Common Stock if the VWAP is below $2.00 for 30 consecutive Trading Days during the Contingent Period;

(B)              175,000 shares of Common Stock if the VWAP is below $1.00 for 60 consecutive Trading Days during the Contingent Period;

(C)              An additional 175,000 shares of Common Stock if the VWAP is below $0.80 for 60 consecutive Trading Days during the Contingent Period;

(D)              An additional 175,000 shares of Common Stock if the VWAP is below $0.60 for 60 consecutive Trading Days during the Contingent Period; and

(E)               An additional 175,000 shares of Common Stock if the VWAP is below $0.40 for 60 consecutive Trading Days during the Contingent Period.

(iv)              To use commercially reasonable efforts to fulfill future sales, if any, to Buyer’s customers with the items listed on Schedule 2(e) (the “Seiler Inventory”) on the prices listed thereon; provided, however, that Buyer shall have no obligations to market or promote the Seiler Inventory to Buyer’s customers, and Buyer reserves the absolute discretion to determine whether any of the Seiler Inventory or any other comparable and competing product more appropriately meets the requirements of Buyer’s customers.

3.                  The Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures, coordinated from the offices of LKP Global Law, LLP, 1901 Avenue of the Stars, Suite 480, Los Angeles, California 90067, commencing at 2:00 p.m. local time on July 25, 2012, or such other date or time as the Parties may mutually determine (the “Closing Date”). The Closing will be effective as of 7:15 p.m. Pacific Time on the Closing Date.

(a)                Deliveries at Closing.

(i)                  Seller Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, each of the following (the “Seller Closing Deliverables”):

(A)              A Bill of Sale and Assignment and Assumption Agreement executed by Seller in the form attached hereto as Exhibit B;

(B)              An Intellectual Property Assignment executed by Seller in the form attached hereto as Exhibit C;

(C)              A Domain Name Assignment executed by Seller in the form attached hereto as Exhibit D;

(D)              Certified copies of the resolutions of Seller’s board of directors (the “Seller Board”) and, if necessary, the Shareholders, evidencing the approval and authorization of the transactions contemplated hereby;

(E)               A certificate signed by an officer of Seller as required in Section 3(b)(vi) below;

(F)               All other endorsements, instruments or documents necessary or appropriate to carry out the transactions contemplated hereby.

(ii)                Buyer Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, each of the following (the “Buyer Closing Deliverables”):

(A)              The certificate representing the Share Consideration issued to Seller;

(B)              The Consulting Agreement executed by Buyer;

(C)              A certified copy of the resolutions of Buyer’s board of directors (the “Buyer Board”) evidencing the approval and authorization of the transactions contemplated hereby; and

(D)              All other endorsements, instruments or documents necessary or appropriate to carry out the transactions contemplated hereby.

(b)                Conditions to Closing of Buyer. The obligation of Buyer to consummate the transactions contemplated herein is subject the satisfaction of the following conditions:

(i)                  The representations and warranties of Seller and the Shareholders set forth herein shall be true and correct in all material respects at and as of the Closing Date;

(ii)                Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing;

(iii)               Seller shall have delivered to Buyer at the Closing all of Seller Closing Deliverables;

(iv)              Seller shall have (A) obtained and delivered to Buyer the consents, approvals and waivers from any Person necessary to consummate the Transaction in accordance with the Agreement, all of which are set forth on Schedule 3(b)(iv), which such consents, approvals and waivers shall be effective at the Closing, and (B) provided notices (and delivered evidence of such notices to Buyer) of the Transaction to any Person, including any Governmental Authority, as required under any contract to which Seller is bound as set forth on Schedule 3(b)(iv);

(v)                No action, suit or proceeding shall have been pending before any court or other authority wherein an unfavorable judgment, order, decree or ruling would (A) prevent consummation of the Transaction, (B) cause the Transaction to be rescinded following consummation or (C) affect adversely the right of Buyer to own or use the Acquired Assets;

(vi)              An officer of Seller shall have delivered to Buyer at the Closing a certificate certifying the authenticity, accuracy and completeness of (i) Seller’s articles of incorporation and bylaws; and (ii) resolutions of the Board approving the Transaction and the Transaction Documents.

(vii)             As of and including the Closing, there is no condition, event or change that has resulted in, or is reasonably expected to have, a Material Adverse Effect; and

(viii)           Seller and the Shareholders, as applicable, shall have executed and delivered to Buyer any other documents or instruments reasonably requested by Buyer.

(c)                Conditions to Closing of Seller. The obligation of Seller to consummate the transactions contemplated herein is subject the satisfaction of the following conditions:

(i)                  The representations and warranties of Buyer set forth herein shall be true and correct in all material respects at and as of the Closing Date;

(ii)                Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Closing;

(iii)               Buyer shall have delivered to Seller at the Closing all of Buyer Closing Deliverables; and

(iv)              Buyer shall have obtained all consents, approvals and waivers from any Person or Governmental Authority, necessary to consummate the Transaction in accordance with this Agreement, all of which are set forth on Schedule 3(c)(iv), which such consents, approvals and waivers shall be effective at the Closing.

4.                  Representations and Warranties of Seller and the Shareholders. Seller and each of the Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

(a)                Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

(b)                Authorization of Transaction. Seller has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Seller Board has (a) determined that the Transaction is in the best interests of Seller and the Shareholders, and (b) authorized and approved the Transaction Documents to which Seller is a party, the execution and delivery by Seller of such Transaction Documents, and the performance by Seller of its obligations thereunder. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(c)                Noncontravention. Neither the execution and the delivery by Seller of the Transaction Documents, nor the consummation of the Transaction, (a) violates or conflicts with any provisions of the articles of incorporation, bylaws or any other governing agreements or instruments of Seller, (b) violates or conflicts with any Law or order to which Seller is subject, or (c) violates, conflicts with or results in a breach of any provision of, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, results in acceleration of, creates in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or results in the imposition or creation of a Lien upon or with respect to any of the Acquired Assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or Person is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

(d)                No Restrictions. There is no suit, action, claim (or to the Knowledge of Seller, any investigation or inquiry) by any Governmental Authority, and no legal, administrative, or arbitration proceeding pending or, to the Knowledge of Seller, threatened against Seller or any Acquired Assets, with respect to the execution, delivery and performance of the Transaction Documents or the transactions contemplated thereby.

(e)                The Acquired Assets.

(i)                  Schedule 2(a) sets forth all registrations, applications, renewals, extensions and continuations made by Seller anywhere in the world of the Acquired Assets. Seller owns all right, title and interest in or to, or has sufficient rights to use, the Acquired Assets free and clear of all Liens. Immediately subsequent to the Closing, the Acquired Assets will be owned by or available for use by Buyer on terms and conditions identical to those under which Seller owned or used Acquired Assets immediately prior to the Closing (assuming compliance with any required consents and notices in connection with the transaction contemplated by this Agreement). Seller’s rights in the Acquired Assets are valid, enforceable and duly maintained, in full force and effect, and have not been cancelled, expired or abandoned; provided, however, Seller makes no representations or warranties with regard to any patent rights outside of the United States that are included in the Acquired Assets. Seller is not obligated to pay any royalties and/or fees to any Person with respect to any of the Acquired Assets.

(ii)                Seller has not sent to any Person or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, diluted or acted in conflict with any of the Acquired Assets or that such other Person has conducted any acts of unfair competition, nor is any such infringement, misappropriation, dilution, conflict or act of unfair competition occurring or, to the Knowledge of Seller, threatened.

(iii)               Seller has not received, and has no Knowledge of, any allegations, assertions or suggestions of, any charge, complaint, claim, demand or notice (including any offers to take a license) that any of the Acquired Assets has infringed, misappropriated, diluted or acted in conflict with any third party Intellectual Property Right, or that Seller has conducted any acts of unfair competition or other legal wrong against any third party, or that any of the Acquired Assets is invalid or unenforceable.

(iv)              There has not been, and Seller has no Knowledge of, any unauthorized use, disclosure, infringement, misappropriation or dilution of any of the Acquired Assets by any Person, including by any employee or former employee of Seller. Seller has not licensed or otherwise provided permission to use any of the Acquired Assets to any third party Person, and there are no royalties, fees or other payments or compensation payable to Seller by any Person by reason of Seller’s ownership, use, sale or disposition of the Acquired Assets.

(v)                Seller has not infringed, misappropriated, diluted or conflicted with any third party Intellectual Property Right. The conduct of the business of Seller as presently conducted or as presently proposed to be conducted through the Closing Date does not or will not infringe, misappropriate, dilute or conflict with, any third party Intellectual Property Right. There are no facts that indicate the likelihood of any of the foregoing. Seller has not engaged in any acts of unfair competition, including without limitation unlawful, unfair or fraudulent business practices and unfair, deceptive, untrue or misleading advertising.

(vi)              Seller is the owner or assignee by operation of law of any of the Acquired Assets created by its current and former employees within the scope of his or her employment, and all such employees have executed confidentiality or invention assignment agreements. No current or former officer, employee and consultant of Seller has any claim or right to any of the Acquired Assets.

(f)                 Events Subsequent to Completion of Due Diligence. Since Buyer’s completion of its due diligence of Seller on July 24, 2012, Seller has not:

(i)                  Entered into any new material agreement, contract, lease, or license affecting the Acquired Assets;

(ii)                Imposed any Lien upon the Acquired Assets; or

(iii)               Committed to any of the foregoing.

(g)                Legal Compliance. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) of federal, state, local, and foreign governments (and all agencies thereof) relating to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(h)                Litigation. Seller (with respect to the Acquired Assets or the Assumed Liabilities) is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party or, to the Knowledge of Seller, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(i)                  Own Account.  Seller understands that the Shares, when issued, are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Seller’s right to sell the Shares in compliance with applicable federal and state securities laws). Seller is acquiring the Shares in the ordinary course of its business.

(j)                  Seller Status.  At the time Seller was offered the Shares, it was, and as of the date hereof it is, it will be either: (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Seller is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(k)                Experience of Seller.  Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, or has so evaluated the merits and risks of such investment.  Seller is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment. Seller understands that an active public market for the Common Stock may not exist or continue to exist.  Seller, its advisers, if any, and designated representatives, if any, have received and reviewed information about and have had an opportunity to discuss Buyer’s business, management and financial affairs with its management.  Seller understands that any projections are based on assumptions, which may or may not be correct, and that actual results are likely to differ, possibly materially, from the projections, and that projections of early stage companies, such as Buyer, are rarely realized. The results of Buyer’s operations are be subject to numerous factors beyond Buyer’s control, and which may not have been taken into account in the development of any projections provided to Seller. Seller understands and represents that it is acquiring the Shares notwithstanding the fact that Buyer may disclose in the future certain material information Seller has not received.

(l)                  General Solicitation.  Seller is not acquiring the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(m)              Certain Transactions and Confidentiality.  Other than consummating the Transaction or other transactions which are contemporaneous with the Closing under this Agreement, Seller has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Seller, executed any purchases or sales, including Short Sales, of Buyer’s securities during the period commencing as of the time that Seller first received a term sheet (written or oral) from Buyer or any other Person representing Buyer setting forth the material terms of the Transaction and ending immediately prior to the execution hereof.  Other than to other Persons party to this Agreement and as necessary in connection with the transactions being completed contemporaneously with the Closing under this Agreement, Seller has maintained the confidentiality of all disclosures made to it in connection with the Transaction (including the existence and terms of the Transaction).

(n)                Speculative Nature of Investment.  Seller or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by Buyer, Buyer’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in Buyer’s securities.

(o)                Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.                  Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

(a)                Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has full corporate power and authority to own its property and to carry on its business as and in the places where such property is now owned or operated or such business is now being conducted.

(b)                Authorization of Transaction. Buyer has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Buyer Board has (a) determined that the Transaction is in the best interests of Buyer and its shareholders, and (b) authorized and approved the Transaction Documents to which Buyer is a party, the execution and delivery by Buyer of such Transaction Documents, and the performance by Buyer of its obligations thereunder. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(c)                Noncontravention. Neither the execution and the delivery by Buyer of the Transaction Documents, nor the consummation of the Transaction, (a) violates or conflicts with any provisions of the articles of incorporation, bylaws or any other governing agreements or instruments of Buyer or (b) violates or conflicts with any Law or order to which Buyer is subject. Except as set forth on Schedule 5(c), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or Person is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

6.                  Additional Covenants and Agreements.

(a)                Pre-Closing. With respect to the period between the execution of this Agreement and the Closing, Seller shall:

(i)                  Use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, Seller shall not take any steps to solicit or arrange a sale of the Acquired Assets to anyone but Buyer, nor engage in any practice, take any action, or enter into any transaction to the contrary or to the detriments of the Acquired Assets, and shall use its best efforts to keep the Acquired Assets intact; and

(ii)                Upon prior notice by Buyer, permit representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Acquired Assets.

(b)                Bulk Sale Compliance. Within seven (7) days after the Closing, Seller shall furnish to Buyer an opinion from Seller’s counsel regarding whether or not the transactions contemplated by this Agreement are in compliance with applicable “bulk sale” laws (the “Opinion”). If the Opinion is that such applicable “bulk sale” laws have not been complied with, Seller, in addition to indemnifying Buyer pursuant to Section 7 hereof, shall take any such action necessary to comply with such “bulk sale” laws within thirty (30) days from the date of the Opinion.

(c)                Termination of Reseller Agreements. Within seven (7) days after the Closing, Seller shall initiate the termination of the following agreements (each a “Reseller Agreement,” and the counterparty of each such agreement a “Reseller”) in accordance with the terms therein:

(i)	Non-exclusive Reseller Agreement dated as of July 27, 2011, by and between Seller and M-Power, LLC, a Nevada limited liability company;

(ii)	Non-exclusive Reseller Agreement dated as of January 23, 2012, by and between Seller and Energy Edge Technologies Corporation, a New Jersey corporation;

(iii)	Non-exclusive Reseller Agreement dated as of April 23, 2012, by and between Seller and Muni-Fed Energy, LLC, a Delaware limited liability company; and

(iv)	Distribution Agreement, dated in or about the first quarter of 2009, by and between Seller and Xtek Pty. LTD Australia, an Australia company;

Provided; however, that Buyer shall use commercially reasonable efforts to negotiate and enter into agreement with each Reseller to be effectuated upon the termination of such Reseller’s Reseller Agreement; and provided further, that during the pendency of termination, Seller shall direct any Reseller desiring to issue a purchase order under such Reseller’s Reseller Agreement to issue such purchase order with Buyer, which purchase order Buyer shall fulfill in accordance with the terms of such Reseller’s Reseller Agreement, and Seller shall be compensated for any such purchase order in accordance with Section 1(c) of Schedule 2(d)(i) hereof.

(d)                Further Assurance. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party. In this connection, Buyer shall be entitled to possession of all documents, books, records, agreements, and data of any sort which relate to the Acquired Assets and Seller shall give to Buyer and its representatives full access during normal business hours and upon reasonable notice, to all such documents, books, records, agreements and data.

(e)                Press Release and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(f)                 Transaction Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(g)                Transfer Taxes. All transfer, documentary, sales, use, transaction privilege, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by Seller and shall be paid by Seller when due. Seller, at Seller’s expense, shall file all necessary tax returns and other documentation with respect to all such Transfer Taxes. Seller shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid by Seller.

(h)                Confidentiality. Seller and each Shareholder will keep secret all Confidential Information of Buyer and its Affiliates and will not disclose or disseminate the Confidential Information to any Person, or otherwise use the Confidential Information, except with Buyer’s prior written consent. At any time after a Shareholder no longer has an employment, consulting, equity holder or creditor relationship with Seller, Seller may request and such Shareholder will deliver promptly to Seller, all non-public memoranda, notes, records, reports and other documents (and all copies thereof, in whatever form, whether tangible or electronically stored) in his, her or its control relating to Buyer and the Acquired Assets, which the Shareholder obtained from Buyer or Seller while associated with Buyer or Seller or otherwise serving or acting on behalf of Buyer or Seller. Seller and the Shareholders’ obligations hereunder regarding Confidential Information shall remain in effect forever; provided that such information may be disclosed if (i) it becomes known to and available for use by the public other than as a result of Seller or a Shareholder’s acts or omissions to act, and (ii) is required to be disclosed pursuant to any applicable law or court order (provided that Seller and/or the Shareholder shall give prompt advance written notice of such requirement to Buyer to enable Buyer to seek an appropriate protective order or confidential treatment).

(i)                  Noncompetition. As an inducement for Buyer to enter into this Agreement, Seller and each Shareholder, for a period of ten (10) year after the Closing, shall not, directly or indirectly:

(i)                  Either for themselves or any other Person, (A) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer, or (B) induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between Buyer and any customer, supplier, licensee, or business relation of Buyer; or

(ii)                Either for themselves or any other Person, solicit the business of any Person known to be a customer of Buyer, whether or not any of them had personal contact with such Person.

In the event of a breach by Seller or any Shareholder of any covenant set forth in this Section 6(h), the term of such covenant shall be extended by the period of the duration of such breach.

(j)                  Covenant Not to Use Name. After the Closing, Seller shall immediately cease using the trademarks included in Schedule 2(a) or any confusingly similar variations thereof as a trademark, service mark, trade name, corporate name, logo, slogan, website and Internet domain name for purposes of conducting or transaction any business; provided, however, for a period of twenty four (24) months, Seller may continue to use its corporate name, ACTIVE ES LIGHTING CONTROLS, INC., only as a trade name in connection with the collection and receipt of Buyer’s accounts receivable, and payment of Buyer’s accounts payable, outstanding as of the Closing Date, and not in connection with the manufacture, sale, or distribution of any products or services.

(k)                Covenants Regarding the Shares.

(i)                  Transfer Restrictions.

(A)              The Shares are “restricted” securities, as defined in Rule 144, and may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Shares, other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of Seller, Buyer may require the transferor thereof to provide to Buyer an opinion of counsel selected by the transferor and reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act, and Buyer shall authorize its transfer agent to rely on such opinion of counsel.  In the event of a transfer of the Shares in a transaction whereby the Shares are restricted securities in the hands of the transferee, the transferee shall agree in writing to be bound by this Sections 6(k)(i).

(B)              Seller agrees to the imprinting, so long as is required by this Section 6(k)(i), of a legend on any of the Shares substantially in the following form:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF AT ANY TIME IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR UNLESS SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

(C)              Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 6(k)(i)(B) hereof), (i) in connection with a sale pursuant to an effective registration statement covering the resale of the Shares, (ii) following any sale of the Shares pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission).  Buyer agrees that at such time as such legend is no longer required under this Section 6(k)(i)(C), it will, provided that the seller and the purchaser have provided all customary information and documents reasonably requested by such counsel to comply with the applicable terms of the Securities Act and/or Rule 144 (as the case may be), following the delivery by Seller to Buyer or its transfer agent of a certificate representing the Shares issued with a restrictive legend, deliver or cause to be delivered to Seller a certificate representing such Shares that is free from all restrictive and other legends.

(D)              Seller agrees with Buyer that Seller will sell the Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 6(k)(i)(D) is predicated upon Buyer’s reliance upon this understanding.

(ii)                Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, Buyer covenants and agrees that neither it, nor any other Person acting on its behalf, will provide Seller or its agents or counsel with any information that Buyer believes constitutes material non-public information, unless prior thereto such Seller shall have entered into a written agreement with Buyer regarding the confidentiality and use of such information.  Buyer understands and confirms that Seller shall be relying on the foregoing covenant in effecting transactions in securities of Buyer.

(iii)               Certain Transactions and Confidentiality. Seller represents and covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it has since becoming aware of the Transaction, nor will, execute any purchases or sales, including Short Sales, of any of Buyer’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to a press release or a Current Report on Form 8-K. Seller covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by Buyer pursuant thereto, Seller will maintain the confidentiality of the existence and terms of this Transaction and the Confidential Information included in the Transaction Documents and the Disclosure Schedules.

(iv)              Form D; Blue Sky Filings.  Buyer agrees to timely file a Form D with respect to the Shares as required under Regulation D promulgated under the Securities Act. Prior to filing, Buyer shall provide a copy of the Form D to counsel to Seller. Buyer shall make such state securities or blue sky filings as may be necessary in connection with the issuance of the Shares to Seller.

7.                  Indemnification.

(a)                Survival of Representations, Warranties, Covenants and Agreements. Unless otherwise provided, all of the representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transaction and shall continue in full force and effect until the date that is sixty (60) months from the Closing Date. Notwithstanding the foregoing, (i) any representation or warranty that would otherwise terminate in accordance with the immediately preceding sentence shall survive and continue in full force and effect if a notice shall have been timely given under Section 7(g) or Section 7(h) (as applicable) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 7, (ii) the obligations of Seller and the Shareholders to indemnify and hold harmless any Buyer Indemnified Party for any claims (A) arising from breach by Seller of any covenants set forth herein, and (B) based on fraud or intentional misconduct by Seller or the Shareholders (the “Seller Misconduct Claims”), and (iii) the obligations of Buyer to indemnify and hold harmless any Seller Indemnified Party for any claims (A) arising from breach by Buyer of any covenants set forth herein, and (B) based on fraud or intentional misconduct by Buyer (the “Buyer Misconduct Claims”), shall not terminate.

(b)                Indemnification by Seller and the Shareholders. Seller and the Shareholders, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, officers, directors, managers, equity holders, parents, subsidiaries, partners, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any suit, action or proceeding) (“Damages”) arising out of, resulting from, or incurred in connection with: (a) any inaccuracy or breach in any representation or warranty made by Seller or any Shareholder in this Agreement or in any other Transaction Document or certificate delivered pursuant hereto; (b) the breach by Seller or any Shareholder of any covenant or agreement to be performed by it or them hereunder; (c) any Seller Misconduct Claims, (d) Seller’s expenses in connection with the Transaction, (e) any litigation or other legal proceeding of any nature against Seller in connection with or arising from or related to any Acquired Assets commenced, or filed in respect of claims arising or accruing, prior to the Closing Date, and (f) any claims or Damages arising from any violation of applicable “bulk sale” laws.

(c)                Indemnification by Buyer. Subject to the other provisions in this Section 7, Buyer shall indemnify and hold harmless Seller and its Affiliates, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with: (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document or certificate delivered pursuant hereto; (b) the breach by Buyer of any covenant or agreement to be performed by it hereunder, (c) any Buyer Misconduct Claims, (d) Buyer’s expenses in connection with the Transaction, and (e) the use of the Acquired Assets by Buyer after the Closing, except to the extent that any claim is generated by a business practice of Seller that was created or occurred prior to Closing.

(d)                Special Definitions. Any Person providing indemnification pursuant to the provisions of this Section 7 is hereinafter referred to as an “Indemnifying Party.” A Seller Indemnified Party or a Buyer Indemnified Party, as applicable, is hereinafter referred to as an “Indemnified Party.”

(e)                Limitations. Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or a Transaction Document, or claims arising out of fraud or intentional misrepresentation, the rights of the Indemnified Parties under this Section 7 shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims covered by Section 7(b) or Section 7(c) or otherwise relating to the transactions that are the subject of this Agreement.

(f)                 Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third party which claim results in a payment to such third party (a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). Except as otherwise provided herein, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third-Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense or control of a Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not acknowledge to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim within thirty (30) days of receipt of written notice of such indemnity claim from the Indemnified Party, (b) such Third-Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, (c) such Third-Party Claim involves any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, or (d) counsel to the Indemnified Party shall have reasonably concluded that (i) there is a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third-Party Claim, or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party; provided further, that in the event any Third-Party Claim is brought or asserted which, if decided against the Indemnified Party, would not entitle the Indemnified Party to full indemnity pursuant to this Section 7, for any reason, the Indemnified Party may elect to participate in a joint defense of such Third-Party Claim for which the expenses of such joint defense will be shared equitably by such Parties and the retention of counsel shall be reasonably satisfactory to both Parties. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third-Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third-Party Claim described in clause (a), (b) or (c) above or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third-Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Indemnified Party or its Affiliates, and (B) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim. The Indemnifying Party shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)                Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and any relevant facts and circumstances relating thereto (provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 7. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Section 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute, then the Indemnified Party may seek any remedy at Law or in equity to enforce its indemnity claim, in accordance with the terms and conditions of this Agreement.

(h)                Payment of Damages. Promptly and in any event within five (5) Business Days following the final determination of the amount of any Damages payable to an Indemnified Party pursuant to this Section 7, the Indemnifying Party shall pay the Indemnified Party the amount of such Damages in cash.

(i)                  Other Indemnification Provisions. Notwithstanding anything to the contrary in the balance of this Section 7, following the Closing:

(v)                The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts (i) actually recovered, or (ii) which are covered by and are recoverable, on a commercially reasonable basis, by the Indemnified Party under, insurance policies in effect and applicable to such Damages or from other third parties; provided, that if the Indemnified Party submits a claim under applicable insurance policies and diligently pursues such claim, the Indemnified Party may not receive indemnification payments from the Indemnifying Party prior to final disposition of the insurance claims.

(vi)              Any payment or indemnity required to be made pursuant to Section 7(b) or Section 7(c) shall be adjusted to take into account any reduction in Taxes realized by the Indemnified Party (which term shall, for purposes of this paragraph, include the ultimate payer of Taxes in the case of an Indemnified Party that is a branch or disregarded entity or other pass-through entity for any Tax purpose) as a result of the Damages giving rise to the payment or indemnity.

(vii)             Except with respect to claims relating to fraud and/or intentional misconduct, each Party agrees it may not seek punitive, exemplary, special incidental or consequential damages (other than reimbursement of such damages obtained by a third party) as to any matter under, relating to or arising out of this Agreement (including seeking damages under any loss of profit theory or purchase price multiplier calculations).

(viii)           Except for such equitable remedies as may be specifically provided for in this Agreement, the Parties agree that the indemnification provisions in this Section 7 are intended to constitute the exclusive remedy following the Closing as to all Damages that either may occur arising from or relating to the transactions contemplated by this Agreement, and each Party hereby waives, to the full extent it may do so, any other rights or remedies that may arise under applicable Law.

8.                  Reserved.

9.                  Miscellaneous.

(a)                No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)                Remedies. Notwithstanding anything herein to the contrary, Parties hereby agree that, in the event that any Party violates any provisions of this Agreement, the remedies at Law available to the other Party may be inadequate. In such event, the non-breaching Party shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief (including rights of rescission) to enforce or prevent any violations by the other Party of this Agreement.

(c)                Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Buyer and Seller have not (through any of their respective agents, representatives or employees) relied upon any representation from the other Party, other than those representations contained in this Agreement.

(d)                Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to any of its subsidiaries and (ii) designate one or more of such affiliates to perform its obligations hereunder.

(e)                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)                 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Buyer:

Premier Holding Corp.

32 Journey, #250

Aliso Viejo, California 92656

Attn: Kevin B. Donovan

with copies to (which shall not constitute notice):

LKP Global Law, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

Attn: Kevin K. Leung, Esq.

To Seller and the Shareholders:

Active ES Lighting Controls, Inc.

c/o Lawrence Young

26695 Aracena Drive

Mission Viejo, California 92691

with copies to (which shall not constitute notice):

David R. Flyer

A Professional Law Corporation

4120 Birch Street, Suite 101

Newport Beach, California 92660

Attn: David R. Flyer, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above by way of personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(g)                Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of .

(h)                Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)                  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)                  Incorporation of Schedules and Exhibits. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)                Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: SELLER:

PREMIER HOLDING CORP. ACTIVE ES LIGHTING CONTROLS, INC.

By: /s/ Kevin B. Donovan                                                 By: /s/ Lawrence Young

Name: Kevin B. Donovan                                                    Name: Lawrence Young

Title: Chief Executive Officer                                               Title: President

SHAREHOLDERS:

/s/ Lawrence Young

Lawrence Young

/s/ James Seiler

James Seiler

/s/ James Archdekin

James Archdekin